Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-162940, 333-156239, 333-149741, 333-136473, 333-128923, 333-115840, 333-110264, 333-44954, 333-92631, 333-92629, 333-57331, 333-32911 and 333-08863 on Form S-8 of our report dated February 19, 2010, relating to the consolidated financial statements of FEI Company and subsidiaries as of December 31, 2009 and for each of the two years in the period ended December 31, 2009, appearing in this Annual Report on Form 10-K of FEI Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

February 18, 2011

Portland, Oregon